Exhibit 99.1

FOR IMMEDIATE RELEASE

January 24, 2013

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports Earnings per Share Increase of 8%

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), holding company of the 125-year-old IBERIABANK (www.iberiabank.com), reported operating results for the fourth quarter ended December 31, 2012. For the quarter, the Company reported income available to common shareholders of $23 million and fully diluted earnings per share (“EPS”) of $0.79, up 8% compared to the third quarter of 2012. During the fourth quarter of 2012, the Company incurred total non-operating costs of $3 million on a pre-tax basis, or $0.06 per share on an after-tax basis, and non-operating income of $2 million on a pre-tax basis, or $0.05 per share on an after-tax basis. On an operating basis, EPS in the fourth quarter of 2012 was $0.80 per share (non-GAAP; refer to press release supplemental table), down $0.03 per share, or 4%, compared to the third quarter of 2012.

Daryl G. Byrd, President and Chief Executive Officer, commented, “We finished 2012 with extraordinary client growth, a fairly stable margin, and favorable operating results in our new businesses and expanded operations. During 2012, our loan growth excluding FDIC-assisted loans was $1.4 billion, or 22%, and our total deposit growth was $1.5 billion, or 16%. Importantly, the mix of deposits improved considerably, and our asset quality, capital, and liquidity positions remain stout. We are extremely pleased with the client development opportunities throughout our footprint and future growth prospects.”

Highlights for the Fourth Quarter of 2012 and December 31, 2012:

•

Increased net interest income and slight decline in net interest margin during the quarter. Tax equivalent net interest income improved $3 million, and the net interest margin declined three basis points on a linked quarter basis to 3.55%. Total tax-equivalent revenues increased approximately $7 million, or 5%, while total noninterest expenses increased $4 million, or 3%, on a linked quarter basis.

•

Loan growth of $315 million, or 4%, between quarter-ends (18% annualized rate), excluding loans and other assets covered under FDIC loss share agreements (“Covered Assets”). On that basis and excluding loans that were acquired from Florida Gulf Bancorp, Inc. (“Florida Gulf”) on July 31, 2012, loans increased $1.1 billion, or 19%, over the past year.

•	Total deposit growth of $835 million, or 8% (34% annualized growth), during the quarter, and $1.2 billion, or 13%, over the past year (each excluding the Florida Gulf acquisition).

•

Noninterest bearing deposits climbed $116 million, or 6%, between September 30, 2012 and December 31, 2012, and $425 million, or 29%, over the past year (excluding the Florida Gulf acquisition). Since year-end 2010, noninterest bearing deposits grew $1.1 billion, or 124%, and increased from 11% of total deposits at December 31, 2010, to 18% at December 31, 2012.

•

The loan loss provision in the fourth quarter of 2012 totaled $5 million, compared to $4 million in the third quarter of 2012. Net charge-offs declined to $89,000 in the fourth quarter of 2012, or an annualized 0.00% of average loans, compared to $2 million in the third quarter of 2012, or an annualized 0.10% of average loans.

•

Continued legacy asset quality strength: Nonperforming assets (“NPAs”), excluding Covered Assets and impaired loans acquired in acquisitions, equated to 0.85% of total assets at December 31, 2012, compared to 0.81% at September 30, 2012. On that basis, loans past due 30 days or more declined three basis points to 1.27% of total loans at December 31, 2012. Classified assets excluding Covered Assets decreased $16 million, or 7%, during the fourth quarter, and decreased from 2.28% of total assets at September 30, 2012, to 1.99% at December 31, 2012.

•	Capital ratios remained strong. At December 31, 2012, the Company’s tangible common equity ratio was 8.66%, tier 1 common ratio was 11.74%, and total risk based capital ratio was 14.19%.

Table A - Summary Financial Results

	For Quarter Ended:			%/Basis Point
	12/31/2011	9/30/2012	12/31/2012	Change
Net Income ($ in thousands)	$17,357	$21,234	$23,208	9%
Per Share Data:
Fully Diluted Earnings	$0.59	$0.73	$0.79	8%
Operating Earnings (Non-GAAP)	0.67	0.83	0.80	-4%
Pre-provision Operating Earnings (Non-GAAP)	0.77	0.92	0.91	-2%
Tangible Book Value	36.80	37.07	37.34	1%

Key Ratios:
Return on Average Assets	0.59%	0.69%	0.73%	4	bps
Return on Average Common Equity	4.65%	5.56%	6.02%	46	bps
Return on Average Tangible Common Equity (Non-GAAP)	6.72%	7.91%	8.62%	71	bps
Net Interest Margin (TE)*	3.62%	3.58%	3.55%	(3	)bps
Tangible Efficiency Ratio (TE)* (Non-GAAP)	75.2%	74.3%	73.2%	(110	)bps
Tangible Common Equity Ratio (Non-GAAP)	9.52%	9.01%	8.66%	(35	)bps
Tier 1 Leverage Ratio	10.45%	10.01%	9.70%	(31	)bps
Tier 1 Common Ratio (Non-GAAP)	13.55%	12.04%	11.74%	(30	)bps
Total Risk Based Capital Ratio	16.21%	14.54%	14.19%	(35	)bps
Net Charge-Offs to Average Loans**	0.31%	0.11%	0.01%	(10	)bps
Nonperforming Assets to Total Assets**	0.86%	0.81%	0.85%	4	bps

*	Fully taxable equivalent basis.
**	Excluding FDIC Covered Assets and acquired impaired loans.

Refer to press release supplemental table for a reconciliation of GAAP and non-GAAP measures.

Operating Results

On a linked quarter basis, average earning assets increased $480 million, or 4%. The average earning asset yield declined eight basis points, while the cost of interest bearing liabilities decreased four basis points. As a result, the tax-equivalent net interest spread and the net interest margin declined four and three basis points, respectively. Tax-equivalent net interest income increased $3 million, or 3%, as the benefit of strong growth in average earning assets more than offset the slightly lower net interest spread in the fourth quarter of 2012.

Table B - Quarterly Average Yields/Cost (Taxable Equivalent Basis)

	For Quarter Ended:			%/Basis Point
	12/31/2011	9/30/2012	12/31/2012	Change
Investment Securities	2.57%	2.22%	2.09%	(13	)bps
Covered Loans, net of loss share receivable	5.33%	5.42%	5.55%	13	bps
Noncovered Loans	4.91%	4.55%	4.52%	(3	)bps

Loans & Loss Share Receivable	5.02%	4.71%	4.70%	(1	)bps
Mortgage Loans Held For Sale	3.21%	3.21%	2.96%	(25	)bps
Other Earning Assets	0.68%	0.85%	0.61%	(24	)bps

Total Earning Assets	4.36%	4.14%	4.06%	(8	)bps
Interest Bearing Deposits	0.80%	0.58%	0.53%	(5	)bps
Short-Term Borrowings	0.27%	0.21%	0.21%	(0	)bps
Long-Term Borrowings	2.84%	3.10%	3.17%	7	bps

Total Interest Bearing Liabilities	0.90%	0.69%	0.65%	(4	)bps

Net Interest Spread	3.46%	3.45%	3.41%	(4	)bps
Net Interest Margin	3.62%	3.58%	3.55%	(3	)bps

*	Earning asset yields are shown on a fully taxable equivalent basis.

Movement in the net interest margin was tempered during the fourth quarter as the covered loan yield (net of loss share receivable) improved 13 basis points, offsetting the three basis point decline in the yield on non-covered loans. In addition, the 13 basis point decline in average investment yield was partially offset by a five basis point decline in the cost of interest bearing deposits, and an increase in average noninterest bearing deposits of $155 million, or 9%, on a linked quarter basis. For the first quarter of 2013, the Company projects the prospective yield on the covered loan portfolio net of the FDIC indemnification asset to approximate the level experienced in the fourth quarter of 2012 and projects the average balance of the net covered loan portfolio to decline approximately $50 million, based on current FDIC loss share accounting assumptions and estimates.

The Company recorded a $5 million loan loss provision in the fourth quarter of 2012, up less than $1 million, or 20%, on a linked quarter basis. The increase in provision was primarily attributable to loans covered under FDIC loss share agreements and acquired impaired loans, partially offset by lower required reserves on the legacy loan portfolio and acquired performing portfolio due to improved asset quality. The Company reported net charge-offs of $89,000 in the fourth quarter of 2012, or 0.00% of average loans on an annualized basis. Excluding Covered Assets and acquired impaired loans, net charge-offs were 0.01% of average loans in the fourth quarter of 2012.

Aggregate noninterest income increased $4 million, or 8%, on a linked quarter basis. The primary changes in noninterest income on a linked quarter basis were increased IBERIA Capital Partners revenues of $1.2 million, higher service charge revenues of $0.3 million, or 5%, and a $2.2 million gain associated with the redemption of a business investment acquired in the acquisition of OMNI Bancshares, Inc. Assets under management at IBERIA Wealth Advisors were $955 million at December 31, 2012. Mortgage and title insurance income were relatively stable on a linked quarter basis.

In the fourth quarter of 2012, the Company originated $677 million in residential mortgage loans, down $30 million, or 4%, on a linked quarter basis. Client loan refinancing opportunities accounted for approximately 47% of mortgage loan applications in the fourth quarter of 2012, compared to 45% in the third quarter of 2012 and approximately 40% between December 31, 2012, and January 11, 2013. The Company sold $627 million in mortgage loans during the fourth quarter of 2012, down $50 million, or 7%, on a linked quarter basis. Margins on the sale of mortgage loans edged slightly lower on a linked quarter basis. The mortgage origination pipeline was approximately $241 million at December 31, 2012, compared to $297 million at September 30, 2012, and approximately $256 million at January 11, 2013. Mortgage loan repurchases and make-whole payments were approximately $0.2 million in the fourth quarter of 2012, unchanged from the third quarter of 2012.

Noninterest expense increased $3.6 million, or 3%, on a linked quarter basis. One-time acquisition and conversion costs associated with the Florida Gulf transaction in the fourth quarter of 2012 were $1.2 million, or $0.03 per share, down $1.8 million on a linked quarter basis. One-time acquisition and conversion costs are projected to be immaterial in the first quarter of 2013. The Company also incurred pre-tax costs associated with multiple internal projects to improve long-term earnings, efficiency, risk posture, and growth prospects totaling $1.4 million, or $0.03 per share, in line with expectations. Excluding acquisition and non-operating expenses, other changes in noninterest expense on a linked quarter basis were:

•

Increased salaries and benefits costs of $1.4 million, or 2% (due primarily to a $0.3 million increase in health care costs, $0.4 million associated with recently added revenue producers in Houston, and $0.2 million for the additional month impact of Florida Gulf personnel);

•

Increased occupancy and equipment expense of $0.9 million, or 7% (due primarily to $0.4 million in seasonal property tax payments and $0.2 million for the additional month impact of Florida Gulf branches);

•

Increased donations, marketing, and business development expense of $2.3 million, or 111% ($1.2 million in costs associated with multiple loan and deposit campaigns and $0.7 million in business development contributions); and

•	Increased FDIC insurance premium of $0.4 million, or 17% (resulting from the Florida Gulf acquisition and organic balance sheet growth); partially offset by

•	Decreased mortgage commissions of $0.3 million, or 4%; and

•	Decreased credit and loan-related expense of $0.5 million, or 9%.

Loans

In the fourth quarter of 2012, total loans increased $269 million, or 3%. The loan portfolio associated with FDIC-assisted acquisitions decreased $46 million, or 4%, compared to September 30, 2012. Excluding loans associated with FDIC-assisted transactions, total loans increased $315 million, or 4%, over that period (18% annualized rate). Legacy commercial loans increased $205 million, or 4%, legacy consumer loans increased $86 million, or 5%, and legacy mortgage loans increased $24 million, or 9%, during the quarter. Loan growth during the fourth quarter of 2012 was strongest in the Houston, Memphis, Birmingham, and Naples markets. Loans and commitments originated during the fourth quarter of 2012 totaled $1.2 billion, with 53% fixed rate and 47% floating rate. Energy-related loans outstanding totaled $576 million at December 31, 2012, equal to approximately 7% of total loans.

Table C - Period-End Loans ($ in Millions)

		Period-End Balances ($ Millions) 9/30/2012				% Change			Mix
	12/31/11	Excluding Acquired	FGB	Total	12/31/12	Year/Year	Qtr/Qtr	Annualized	9/30/12	12/31/12
Commercial	$4,504	$5,093	$145	$5,237	$5,442	21%	4%	16%	64%	64%
Consumer	1,288	1,560	28	1,588	1,674	30%	5%	22%	19%	20%
Mortgage	262	222	43	266	290	10%	9%	36%	3%	3%

Non-FDIC Loans	$6,054	$6,875	$216	$7,091	$7,406	22%	4%	18%	86%	87%
Covered Assets	1,334	1,139	—	1,139	1,093	-18%	-4%	-16%	14%	13%

Total Loans	$7,388	$8,014	$216	$8,230	$8,499	15%	3%	13%	100%	100%

Deposits

Total deposits increased $835 million, or 8%, from September 30, 2012 to December 31, 2012 (34% annualized growth). Noninterest bearing deposits increased $116 million, or 6%, and equated to 18% of total deposits at December 31, 2012. NOW accounts increased $484 million, or 24%, and money market and savings account volume increased $312 million, or 8% at December 31, 2012. Deposit growth in the fourth quarter was driven by commercial and retail client growth, seasonal deposits, and low-cost wholesale deposits. By year-end 2012, the Company received an influx of approximately $140 million in seasonal client deposits (primarily NOW accounts), the duration of which is expected to be less than 90 days. The Company assumed $170 million in short-term wholesale deposits at December 31, 2012 ($73 million on average during the fourth quarter of 2012 at a cost of 0.23%). Deposit growth excluding the estimated seasonal and wholesale deposits was $525 million, or 5% (21% annualized rate). Deposit growth during the fourth quarter of 2012 was strongest in the New Orleans, Houston, Birmingham, Lafayette, and Little Rock markets.

Table D - Period-End Deposits ($ in Millions)

		Period-End Balances ($ Millions) 9/30/2012				% Change			Mix
	12/31/11	Excluding Acquired	FGB	Total	12/31/12	Year/Year	Qtr/Qtr	Annualized	9/30/12	12/31/12
Noninterest	$1,485	$1,794	$58	$1,852	$1,968	32%	6%	25%	19%	18%
NOW Accounts	1,877	1,997	42	2,039	2,523	34%	24%	95%	21%	24%
Savings/MMkt	3,381	3,652	139	3,791	4,103	21%	8%	33%	38%	38%
Time Deposits	2,546	2,184	47	2,231	2,154	-15%	-3%	-14%	22%	20%

Total Deposits	$9,289	$9,627	$286	$9,913	$10,748	16%	8%	34%	100%	100%

On an average balance and linked quarter basis, noninterest bearing deposits increased $155 million, or 9%, and interest-bearing deposits increased $455 million, or 6%. The rate on average interest bearing deposits in the fourth quarter of 2012 was 0.53%, a decrease of five basis points on a linked quarter basis. Approximately $1.5 billion in time deposits are scheduled to re-price over the next 12 months at a weighted average cost of 0.74%. An additional $0.3 billion in time deposits are scheduled to re-price the following 12 months at a weighted average cost of 1.27%. During the fourth quarter of 2012, new and re-priced time deposits were booked at an average cost of 0.54%. The Company experienced a time deposit retention rate of 90% in 2012 with an average 46 basis point reduction in rate.

Other Assets And Funding

The Company significantly improved its liquidity position in the fourth quarter of 2012. Total cash and equivalents increased $348 million, or 56%, to $1.0 billion. The investment portfolio equated to $1.9 billion, or 15% of total assets at December 31, 2012, down slightly compared to 16% at September 30, 2012. The investment portfolio had a modified duration of 2.8 years at December 31, 2012, up slightly compared to 2.7 years at September 30, 2012. The unrealized gain in the portfolio decreased from $51 million at September 30, 2012, to $44 million at December 31, 2012. The average yield on investment securities declined 13 basis points on a linked quarter basis to 2.09% in the fourth quarter of 2012. The Company holds in its investment portfolio primarily government agency and municipal securities. Municipal securities comprised only 11% of total investments at December 31, 2012. The Company holds no sovereign debt or derivative exposure to foreign counterparties.

As a result of strong deposit growth, the Company paid off all overnight borrowings during the fourth quarter. Long-term debt (including trust preferred securities) decreased $6 million, or 1%, between quarter-ends. On a linked quarter basis, average long-term debt decreased $15 million, or 3%, and the cost of debt increased seven basis points to 3.17%. The cost of average interest bearing liabilities was 0.65% in the fourth quarter of 2012, a decrease of four basis points on a linked quarter basis. For the month of December 2012, the average cost of interest bearing liabilities was 0.63%.

Asset Quality

Excluding $568 million in NPAs which were Covered Assets or acquired impaired loans marked to fair value, NPAs at December 31, 2012 were $99 million, up $10 million, or 11%, compared to September 30, 2012. The increase in NPAs was primarily attributable to three loan relationships, of which the Company anticipates no material loss associated with the ultimate resolution of those loans. NPAs equated to 0.85% of total assets at December 31, 2012, compared to 0.81% of assets at September 30, 2012. Loans past due 30 days or more (including nonaccruing loans) increased $2 million, or 3%, and represented 1.27% of total loans at December 31, 2012, down compared to 1.30% at September 30, 2012. Classified assets declined $16 million, or 7% during the fourth quarter of 2012.

Table E - Asset Quality Summary

Excludes the impact of all FDIC-assisted acquisitions and impaired loans

	For Quarter Ended:			% or Basis Point Change
($ thousands)	12/31/2011	9/30/2012	12/31/2012	Year/Year		Qtr/Qtr
Nonperforming Assets	$83,884	$88,454	$98,510	17%		11%
Past Due Loans	83,338	91,016	93,358	12%		3%
Classified Assets	205,920	247,923	231,586	12%		-7%
Nonperforming Assets/Assets	0.86%	0.81%	0.85%	(1	)bps	4	bps
NPAs/(Loans + OREO)	1.39%	1.26%	1.34%	(5	)bps	8	bps
Classified Assets/Total Assets	2.10%	2.28%	1.99%	(11	)bps	(29	)bps
(Past Dues & Nonaccruals)/Loans	1.38%	1.30%	1.27%	(11	)bps	(3	)bps
Provision For Credit Losses	$2,620	$1,735	$362	-86%		-79%
Net Charge-Offs/(Recoveries)	4,622	1,923	91	-98%		-95%

Provision Less Net Charge-Offs	$(2,002)	$(188)	$271	-114%		-244%
Net Charge-Offs/Average Loans	0.31%	0.11%	0.01%	(30)		(10)
Reserve For Credit Losses/Loans	1.24%	1.13%	1.08%	(16)		(5)

Excluding Covered Assets and acquired impaired loans, troubled debt restructurings at December 31, 2012, totaled $18 million, or 0.24% of total loans (compared to 0.31% of loans at September 30, 2012). All but $2 million of the troubled debt restructurings were included in NPAs at December 31, 2012.

Capital Position

The Company maintains favorable capital strength. At December 31, 2012, the Company reported a tangible common equity ratio of 8.66%, down 35 basis points compared to September 30, 2012. At that date, the Company’s preliminary Tier 1 leverage ratio was 9.70%, down 31 basis points compared to September 30, 2012. The Company’s preliminary total risk-based capital ratio at December 31, 2012 was 14.19%, down 35 basis points compared to September 30, 2012. The declines in these capital ratios were the result of strong organic balance sheet growth.

On October 26, 2011, the Company announced a share repurchase program totaling 900,000 shares of common stock. No shares were repurchased under this program during the fourth quarter of 2012. A total of 46,692 shares remain under the currently authorized share repurchase program.

At December 31, 2012, book value per share was $51.88, up $0.44 per share compared to September 30, 2012. Tangible book value per share was $37.34, up $0.27 per share compared to September 30, 2012. Based on the closing stock price of the Company’s common stock of $51.75 per share on January 24, 2013, this price equated to 1.00 times December 31, 2012 book value and 1.39 times December 31, 2012 tangible book value per share.

On December 10, 2012, the Company declared a quarterly cash dividend of $0.34 per share. This dividend level equated to an annualized dividend rate of $1.36 per share and an indicated dividend yield of 2.63%.

IBERIABANK Corporation

IBERIABANK Corporation is a financial holding company with 278 combined offices, including 184 bank branch offices and one LPO in Louisiana, Arkansas, Tennessee, Alabama, Texas, and Florida, 21 title insurance offices in Arkansas and Louisiana, mortgage representatives in 62 locations in 12 states, nine locations with representatives of IBERIA Wealth Advisors in four states, and one IBERIA Capital Partners, LLC office in New Orleans. Since September 30, 2012, the Company opened seven bank branch offices in the New Orleans, Birmingham, Houston, Baton Rouge, and Naples markets.

The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC.” The Company’s market capitalization was approximately $1.5 billion, based on the NASDAQ closing stock price on January 24, 2013.

The following 11 investment firms currently provide equity research coverage on IBERIABANK Corporation:

•	FIG Partners, LLC

•	Jefferies & Co., Inc.

•	Keefe, Bruyette & Woods

•	Oppenheimer & Co., Inc.

•	Raymond James & Associates, Inc.

•	Robert W. Baird & Company

•	Stephens, Inc.

•	Sterne, Agee & Leach

•	Stifel Nicolaus & Company

•	SunTrust Robinson-Humphrey

•	Wunderlich Securities

Conference Call

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Friday, January 25, 2013, beginning at 9:00 a.m. Central Time by dialing 1-800-230-1059. The confirmation code for the call is 276812. A replay of the call will be available until midnight Central Time on February 1, 2013 by dialing 1-800-475-6701. The confirmation code for the replay is 276812. The Company has prepared a PowerPoint presentation that supplements information contained in this press release. The PowerPoint presentation may be accessed on the Company’s web site, www.iberiabank.com, under “Investor Relations” and then “Presentations.”

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt, as well as adjust income available to common shareholders for certain significant activities or transactions that are infrequent in nature. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-

GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP disclosures are included as tables at the end of this release. Refer to press release supplemental table for this reconciliation.

Forward Looking Statements

To the extent that statements in this press release and the accompanying PowerPoint presentation relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as the level of market volatility, our ability to execute our growth strategy, including the availability of future FDIC-assisted failed bank opportunities, unanticipated losses related to the integration of, and refinements to purchase accounting adjustments for, acquired businesses and assets and assumed liabilities in these transactions, adjustments of fair values of acquired assets and assumed liabilities and of deferred taxes in acquisitions, credit risk of our customers, effects of the on-going correction in residential real estate prices and reduced levels of home sales, sufficiency of our allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, increases in FDIC insurance assessments, geographic concentration of our markets and economic conditions in these markets, rapid changes in the financial services industry, dependence on our operational, technological, and organizational systems or infrastructure and those of third-party providers of those services, hurricanes and other adverse weather events, the modest trading volume of our common stock, and valuation of intangible assets. These and other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (the “SEC”), available at the SEC’s website, http://www.sec.gov, and the Company’s website, http://www.iberiabank.com, under the heading “Investor Information.” All information in this release and the accompanying PowerPoint presentation is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations. Certain tabular presentations may not reconcile because of rounding.

Table 1 - IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended December 31,			For The Quarter Ended September 30,
	2012	2011	% Change	2012	% Change
Income Data (in thousands):
Net Interest Income	$99,990	$92,573	8%	$96,726	3%
Net Interest Income (TE) (1)	102,439	94,918	8%	99,143	3%
Net Income	23,208	17,357	34%	21,234	9%
Earnings Available to Common Shareholders - Basic	23,208	17,357	34%	21,234	9%
Earnings Available to Common Shareholders - Diluted	22,780	17,050	34%	20,828	9%

Per Share Data:
Earnings Available to Common Shareholders - Basic	$0.79	$0.59	33%	$0.73	8%
Earnings Available to Common Shareholders - Diluted	0.79	0.59	33%	0.73	8%
Operating Earnings (Non-GAAP)	0.80	0.67	19%	0.83	(4%)
Book Value	51.88	50.48	3%	51.44	1%
Tangible Book Value (2)	37.34	36.80	1%	37.07	1%
Cash Dividends	0.34	0.34	—	0.34	—
Closing Stock Price	49.12	49.30	(0%)	45.80	7%

Key Ratios: (3)
Operating Ratios:
Return on Average Assets	0.73%	0.59%		0.69%
Return on Average Common Equity	6.02%	4.65%		5.56%
Return on Average Tangible Common Equity (2)	8.62%	6.72%		7.91%
Net Interest Margin (TE) (1)	3.55%	3.62%		3.58%
Efficiency Ratio	75.5%	77.9%		76.7%
Tangible Efficiency Ratio (TE) (1) (2)	73.2%	75.2%		74.3%
Full-time Equivalent Employees	2,697	2,582		2,684

Capital Ratios:
Tangible Common Equity Ratio (Non-GAAP)	8.66%	9.52%		9.01%
Tangible Common Equity to Risk-Weighted Assets	12.01%	13.86%		12.35%
Tier 1 Leverage Ratio	9.70%	10.45%		10.01%
Tier 1 Capital Ratio	12.92%	14.94%		13.27%
Total Risk Based Capital Ratio	14.19%	16.21%		14.54%
Common Stock Dividend Payout Ratio	43.2%	57.5%		47.2%

Asset Quality Ratios:
Excluding FDIC Covered Assets and acquired impaired loans
Nonperforming Assets to Total Assets (4)	0.85%	0.86%		0.81%
Allowance for Credit Losses to Loans	1.08%	1.24%		1.13%
Net Charge-offs to Average Loans	0.01%	0.31%		0.11%
Nonperforming Assets to Total Loans and OREO (4)	1.34%	1.39%		1.26%

	For The Quarter Ended		For The Quarter Ended
	December 31,		September 30,	June 30,	March 31,
	2012	2012	2012	2012	2012
	End of Period	Average	Average	Average	Average
Balance Sheet Summary (in thousands):
Excess Liquidity (5)	$722,763	$432,752	$238,203	$294,171	$326,810
Total Investment Securities	1,950,066	1,957,542	2,005,975	2,048,001	2,047,168
Loans, Net of Unearned Income	8,498,580	8,384,218	8,016,829	7,592,677	7,381,188

Loans, Net of Unearned Income, Excluding Covered Loans and SOP 03-3	7,341,626	7,212,648	6,810,490	6,400,351	6,053,548
Total Assets	13,129,678	12,692,665	12,182,554	11,817,101	11,688,081
Total Deposits	10,748,277	10,315,944	9,705,957	9,463,392	9,380,956
Total Shareholders’ Equity	1,529,868	1,533,561	1,519,338	1,504,102	1,496,782

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(3)	All ratios are calculated on an annualized basis for the period indicated.
(4)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and other real estate owned, including repossessed assets.
(5)	Excess Liquidity includes interest-bearing deposits in banks and fed funds sold, but excludes liquidity sources and uses from off-balance sheet arrangements.

Table 2 - IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

BALANCE SHEET (End of Period)	December 31,			September 30,
	2012	2011	% Change	2012	% Change
ASSETS
Cash and Due From Banks	$248,214	$194,171	27.8%	$206,373	20.3%
Interest-bearing Deposits in Banks	722,763	379,125	90.6%	416,693	73.5%

Total Cash and Equivalents	970,977	573,296	69.4%	623,066	55.8%
Investment Securities Available for Sale	1,745,004	1,805,205	(3.3%)	1,757,934	(0.7%)
Investment Securities Held to Maturity	205,062	192,764	6.4%	188,999	8.5%

Total Investment Securities	1,950,066	1,997,969	(2.4%)	1,946,933	0.2%
Mortgage Loans Held for Sale	267,475	153,013	74.8%	211,132	26.7%
Loans, Net of Unearned Income	8,498,580	7,388,037	15.0%	8,229,946	3.3%
Allowance for Credit Losses	(251,603)	(193,761)	29.9%	(201,387)	24.9%

Loans, Net	8,246,977	7,194,276	14.6%	8,028,559	2.7%
Loss Share Receivable	423,069	591,844	(28.5%)	431,167	(1.9%)
Premises and Equipment	303,523	285,607	6.3%	304,699	(0.4%)
Goodwill and Other Intangibles	429,584	401,888	6.9%	424,154	1.3%
Other Assets	538,007	560,035	(3.9%)	564,409	(4.7%)

Total Assets	$13,129,678	$11,757,928	11.7%	$12,534,119	4.8%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$1,967,662	$1,485,058	32.5%	$1,851,569	6.3%
NOW Accounts	2,523,252	1,876,797	34.4%	2,038,783	23.8%
Savings and Money Market Accounts	4,103,183	3,381,502	21.3%	3,791,616	8.2%
Certificates of Deposit	2,154,180	2,545,656	(15.4%)	2,231,143	(3.4%)

Total Deposits	10,748,277	9,289,013	15.7%	9,913,111	8.4%
Short-term Borrowings	—	192,000	(100.0%)	290,000	(100.0%)
Securities Sold Under Agreements to Repurchase	303,045	203,543	48.9%	241,501	25.5%
Trust Preferred Securities	111,862	111,862	0.0%	111,862	0.0%
Other Long-term Debt	311,515	340,871	(8.6%)	317,442	(1.9%)
Other Liabilities	125,111	137,978	(9.3%)	145,049	(13.7%)

Total Liabilities	11,599,810	10,275,267	12.9%	11,018,965	5.3%
Total Shareholders’ Equity	1,529,868	1,482,661	3.2%	1,515,154	1.0%

Total Liabilities and Shareholders’ Equity	$13,129,678	$11,757,928	11.7%	$12,534,119	4.8%

BALANCE SHEET (Average)	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011
ASSETS
Cash and Due From Banks	$212,404	$192,891	$188,260	$189,182	$188,517
Interest-bearing Deposits in Banks	432,752	236,653	294,171	326,810	328,869
Investment Securities	1,957,542	2,005,975	2,048,001	2,047,168	2,051,564
Mortgage Loans Held for Sale	212,432	182,543	135,273	117,186	131,787
Loans, Net of Unearned Income	8,384,218	8,016,829	7,592,677	7,381,188	7,224,613
Allowance for Credit Losses	(196,634)	(180,798)	(173,023)	(185,952)	(167,433)
Loss Share Receivable	411,328	448,746	508,443	573,776	592,985
Other Assets	1,278,623	1,279,715	1,223,299	1,238,723	1,234,283

Total Assets	$12,692,665	$12,182,554	$11,817,101	$11,688,081	$11,585,185

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$1,928,361	$1,773,302	$1,640,327	$1,530,504	$1,455,097
NOW Accounts	2,207,032	2,023,769	1,985,248	1,924,371	1,718,337
Savings and Money Market Accounts	3,935,675	3,701,947	3,524,641	3,481,073	3,413,278
Certificates of Deposit	2,244,876	2,206,939	2,313,176	2,445,008	2,665,935

Total Deposits	10,315,944	9,705,957	9,463,392	9,380,956	9,252,647

Short-term Borrowings	9,239	121,957	27,857	4,220	4,337
Securities Sold Under Agreements to Repurchase	262,027	245,486	245,401	219,846	218,926
Trust Preferred Securities	111,862	113,905	111,862	111,862	111,862
Long-term Debt	312,190	324,923	313,451	324,468	343,687
Other Liabilities	147,842	150,988	151,036	149,947	173,188

Total Liabilities	11,159,104	10,663,216	10,312,999	10,191,299	10,104,647
Total Shareholders’ Equity	1,533,561	1,519,338	1,504,102	1,496,782	1,480,538

Total Liabilities and Shareholders’ Equity	$12,692,665	$12,182,554	$11,817,101	$11,688,081	$11,585,185

Table 3 - IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	For The Three Months Ended
	December 31,			September 30,
INCOME STATEMENT	2012	2011	% Change	2012	% Change
Interest Income	$114,779	$111,799	2.7%	$111,951	2.5%
Interest Expense	14,789	19,226	(23.1%)	15,225	(2.9%)

Net Interest Income	99,990	92,573	8.0%	96,726	3.4%
Provision for Credit Losses	4,866	4,278	13.7%	4,053	20.1%

Net Interest Income After Provision for Loan Losses	95,124	88,295	7.7%	92,673	2.6%
Service Charges	7,295	6,613	10.3%	6,952	4.9%
ATM / Debit Card Fee Income	2,412	1,997	20.8%	2,377	1.5%
BOLI Proceeds and Cash Surrender Value Income	909	899	1.1%	916	(0.8%)
Mortgage Income	22,935	13,274	72.8%	23,215	(1.2%)
Gain (Loss) on Sale of Investments, Net	(4)	793	(100.5%)	41	(109.7%)
Title Revenue	5,492	4,846	13.3%	5,623	(2.3%)
Broker Commissions	4,192	2,457	70.6%	3,092	35.6%
Other Noninterest Income	7,123	4,576	55.7%	4,337	64.2%

Total Noninterest Income	50,354	35,455	42.0%	46,553	8.2%
Salaries and Employee Benefits	60,899	51,416	18.4%	59,938	1.6%
Occupancy and Equipment	15,176	14,404	5.4%	13,869	9.4%
Amortization of Acquisition Intangibles	1,285	1,384	(7.1%)	1,287	(0.1%)
Other Noninterest Expense	36,081	32,522	10.9%	34,754	3.8%

Total Noninterest Expense	113,441	99,726	13.8%	109,848	3.3%
Income Before Income Taxes	32,037	24,024	33.4%	29,378	9.1%
Income Taxes	8,829	6,667	32.4%	8,144	8.4%

Net Income	$23,208	$17,357	33.7%	$21,234	9.3%

Preferred Stock Dividends	—	—	—	—	—

Earnings Available to Common Shareholders - Basic	23,208	17,357	33.7%	21,234	9.3%

Earnings Allocated to Unvested Restricted Stock	(428)	(307)	39.5%	(406)	5.3%

Earnings Available to Common Shareholders - Diluted	22,780	17,050	33.6%	20,828	9.4%

Earnings Per Share, Diluted	$0.79	$0.59	33.4%	$0.73	8.0%

Impact of Non-Operating Expenses (Non-GAAP)	$0.01	$0.08	(88.4%)	$0.10	(90.7%)

Earnings Per Share, Diluted, Excluding Non-operating Expenses (Non-GAAP)	$0.80	$0.67	18.7%	$0.83	(4.2%)

NUMBER OF SHARES OUTSTANDING
Basic Shares - All Classes (Average)	29,401,395	29,307,297	0.3%	29,066,000	1.2%
Diluted Shares - Common Shareholders (Average)	28,904,317	28,857,342	0.2%	28,548,432	1.2%
Book Value Shares (Period End) (1)	29,489,745	29,373,905	0.4%	29,456,748	0.1%

	2012				2011
INCOME STATEMENT	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

Interest Income	$114,779	$111,951	$109,283	$109,187	$111,799
Interest Expense	14,789	15,225	16,111	17,326	19,226

Net Interest Income	99,990	96,726	93,172	91,861	92,573
Provision for Credit Losses	4,866	4,053	8,895	2,857	4,278

Net Interest Income After Provision for Loan Losses	95,124	92,673	84,277	89,004	88,295
Total Noninterest Income	50,354	46,553	41,694	37,396	35,455
Total Noninterest Expense	113,441	109,848	109,022	99,873	99,726

Income Before Income Taxes	32,037	29,378	16,949	26,527	24,024
Income Taxes	8,829	8,144	4,389	7,134	6,667

Net Income	$23,208	$21,234	$12,560	$19,393	$17,357

Preferred Stock Dividends	—	—	—	—	—

Earnings Available to Common Shareholders - Basic	23,208	21,234	12,560	19,393	17,357

Earnings Allocated to Unvested Restricted Stock	(428)	(406)	(240)	(364)	(307)

Earnings Available to Common Shareholders - Diluted	$22,780	$20,828	$12,320	$19,029	$17,051

Earnings Per Share, Basic	$0.79	$0.73	$0.43	$0.66	$0.59

Earnings Per Share, Diluted	$0.79	$0.73	$0.43	$0.66	$0.59

Book Value Per Common Share	$51.88	$51.44	$50.68	$50.67	$50.48
Tangible Book Value Per Common Share	$37.34	$37.07	$37.28	$37.23	$36.80
Return on Average Assets	0.73%	0.69%	0.43%	0.67%	0.59%
Return on Average Common Equity	6.02%	5.56%	3.36%	5.21%	4.65%
Return on Average Tangible Common Equity	8.62%	7.91%	4.86%	7.43%	6.72%

(1)	Shares used for book value purposes exclude shares held in treasury at the end of the period.

Table 4 - IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	For The Year Ended
	December 31,
INCOME STATEMENT	2012	2011	% Change
Interest Income	$445,200	$420,327	5.9%
Interest Expense	63,450	82,069	(22.7%)

Net Interest Income	381,750	338,258	12.9%
Provision for Credit Losses	20,671	25,867	(20.1%)

Net Interest Income After Provision for Loan Losses	361,079	312,391	15.6%
Service Charges	26,852	25,915	3.6%
ATM / Debit Card Fee Income	8,978	11,008	(18.4%)
BOLI Proceeds and Cash Surrender Value Income	3,680	3,296	11.6%
Mortgage Income	78,053	45,177	72.8%
Gain on Sale of Investments, net	3,775	3,475	8.6%
Title Revenue	20,987	18,048	16.3%
Broker Commissions	13,446	10,224	31.5%
Other Noninterest Income	20,226	14,716	37.4%

Total Noninterest Income	175,997	131,859	33.5%
Salaries and Employee Benefits	233,777	193,773	20.6%
Occupancy and Equipment	54,672	49,600	10.2%
Amortization of Acquisition Intangibles	5,150	5,121	0.6%
Other Noninterest Expense	138,586	125,237	10.7%

Total Noninterest Expense	432,185	373,731	15.6%
Income Before Income Taxes	104,891	70,519	48.7%
Income Taxes	28,496	16,981	67.8%

Net Income	$76,395	$53,538	42.7%

Preferred Stock Dividends	—	—	—

Earnings Available to Common Shareholders - Basic	76,395	53,538	42.7%

Earnings Allocated to Unvested Restricted Stock	(1,433)	(967)	48.2%

Earnings Available to Common Shareholders - Diluted	74,962	52,571	42.6%

Earnings Per Share, diluted	$2.59	$1.87	38.0%

Table 5 - IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

	December 31,			September 30,
LOANS	2012	2011	% Change	2012	% Change
Residential Mortgage Loans:	476,852	538,500	(11.4%)	463,402	2.9%
Commercial Loans:
Real Estate	3,632,045	3,363,891	8.0%	3,549,837	2.3%
Business	2,537,716	2,005,234	26.6%	2,449,125	3.6%

Total Commercial Loans	6,169,761	5,369,125	14.9%	5,998,962	2.8%
Consumer Loans:
Indirect Automobile	327,985	261,896	25.2%	319,389	2.7%
Home Equity	1,250,977	1,019,110	22.8%	1,200,886	4.2%
Automobile	60,240	38,600	56.1%	55,244	9.0%
Credit Card Loans	52,628	48,732	8.0%	49,330	6.7%
Other	160,137	112,074	42.9%	142,734	12.2%

Total Consumer Loans	1,851,967	1,480,412	25.1%	1,767,582	4.8%

Total Loans	8,498,580	7,388,037	15.0%	8,229,946	3.3%

Allowance for Credit Losses	(251,603)	(193,761)		(201,387)

Loans, Net	$8,246,977	$7,194,276		$8,028,559

	December 31,			September 30,
ASSET QUALITY DATA (1)	2012	2011	% Change	2012	% Change
Nonaccrual Loans	$540,867	$719,236	(24.8%)	$567,006	(4.6%)
Foreclosed Assets	1,473	4	40196.0%	1,648	(10.6%)
Other Real Estate Owned	120,063	125,042	(4.0%)	127,525	(5.9%)
Accruing Loans More Than 90 Days Past Due	4,404	29,003	(84.8%)	5,538	(20.5%)

Total Nonperforming Assets	$666,807	$873,285	(23.6%)	$701,717	(5.0%)

Loans 30-89 Days Past Due	$47,899	$86,467	(44.6%)	$59,063	(18.9%)
Nonperforming Assets to Total Assets	5.08%	7.43%	(31.6%)	5.60%	(9.3%)
Nonperforming Assets to Total Loans and OREO	7.74%	11.62%	(33.4%)	8.39%	(7.9%)
Allowance for Credit Losses to Nonperforming Loans (2)	46.1%	25.9%	78.2%	35.2%	31.2%
Allowance for Credit Losses to Nonperforming Assets	37.7%	22.2%	70.1%	28.7%	31.5%
Allowance for Credit Losses to Total Loans	2.96%	2.62%	12.9%	2.45%	21.0%
Year to Date Charge-offs	$10,101	$16,535	(38.9%)	$7,230	N/M
Year to Date Recoveries	(5,277)	(8,351)	(36.8%)	(2,495)	N/M

Year to Date Net Charge-offs (Recoveries)	$4,824	$8,184	(41.1%)	$4,735	N/M

Quarter to Date Net Charge-offs (Recoveries)	$89	$5,350	(98.3%)	$1,923	(95.4%)

Quarter to Date Net Charge-offs to Average Loans (Annualized)	0.00%	0.29%	(98.6%)	0.10%	(95.6%)

(1)	For purposes of this table, nonperforming assets include all loans meeting nonperforming asset criteria, including assets acquired in FDIC-assisted transactions.
(2)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.

N/M - Comparison of the information presented is not meaningful given the periods presented.

Table 6 - IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

	December 31,			September 30,
LOANS (Ex-Covered Assets and Acquired Impaired Loans) (1)	2012	2011	% Change	2012	% Change
Residential Mortgage Loans:	289,357	283,113	2.2%	265,639	8.9%
Commercial Loans:
Real Estate	2,935,839	2,586,694	13.5%	2,819,990	4.1%
Business	2,447,196	1,869,965	30.9%	2,353,628	4.0%

Total Commercial Loans	5,383,035	4,456,659	20.8%	5,173,618	4.0%
Consumer Loans:
Indirect Automobile	327,916	261,879	25.2%	319,309	2.7%
Home Equity	1,072,117	825,216	29.9%	1,018,983	5.2%
Automobile	60,232	38,592	56.1%	55,234	9.0%
Credit Card Loans	51,722	47,763	8.3%	48,454	6.7%
Other	157,247	105,387	49.2%	140,174	12.2%

Total Consumer Loans	1,669,234	1,278,837	30.5%	1,582,154	5.5%

Total Loans	7,341,626	6,018,609	22.0%	7,021,411	4.6%

Allowance for Credit Losses	(79,537)	(74,861)		(79,562)

Loans, Net	$7,262,089	$5,943,748		$6,941,849

ASSET QUALITY DATA (Ex-Covered Assets and Acquired	December 31,			September 30,
Impaired Loans) (1)	2012	2011	% Change	2012	% Change
Nonaccrual Loans	$70,354	$60,303	16.7%	$66,201	6.3%
Foreclosed Assets	14	4	262.2%	19	(28.5%)
Other Real Estate Owned	26,366	19,997	31.9%	18,448	42.9%
Accruing Loans More Than 90 Days Past Due	1,776	3,580	(50.4%)	3,786	(53.1%)

Total Nonperforming Assets	$98,510	$83,884	17.4%	$88,454	11.4%

Loans 30-89 Days Past Due	$21,228	$19,455	9.1%	$21,029	0.9%
Troubled Debt Restructurings (2)	17,710	23,953	(26.1%)	21,840	(18.9%)
Current Troubled Debt Restructurings (3)	2,354	55	4211.9%	483	386.9%
Nonperforming Assets to Total Assets	0.85%	0.86%	(0.9%)	0.81%	4.5%
Nonperforming Assets to Total Loans and OREO	1.34%	1.39%	(3.8%)	1.26%	6.4%
Allowance for Credit Losses to Nonperforming Loans (4)	110.3%	117.2%	(5.9%)	113.7%	(3.0%)
Allowance for Credit Losses to Nonperforming Assets	80.7%	89.2%	(9.5%)	89.9%	(10.2%)
Allowance for Credit Losses to Total Loans	1.08%	1.24%	(12.9%)	1.13%	(4.4%)
Year to Date Charge-offs	$9,751	$15,398	(36.7%)	$6,839	N/M
Year to Date Recoveries	(5,296)	(7,825)	(32.3%)	(2,475)	N/M

Year to Date Net Charge-offs (Recoveries)	$4,455	$7,573	(41.2%)	$4,364	N/M

Quarter to Date Net Charge-offs (Recoveries)	$91	$4,622	(98.0%)	$1,923	(95.3%)

Quarter to Date Net Charge-offs to Average Loans (Annualized)	0.01%	0.31%	(98.4%)	0.11%	(95.5%)

(1)	For purposes of this table, nonperforming assets include all loans meeting nonperforming asset criteria, excluding assets acquired in FDIC-assisted transactions and acquired impaired loans.
(2)	Troubled debt restructurings meeting past due and nonaccruing criteria are included in loans past due and nonaccrual loans above.
(3)	Current troubled debt restructurings are defined as troubled debt restructurings not past due or on nonaccrual status for the respective periods.
(4)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.

N/M - Comparison of the information presented is not meaningful given the periods presented.

Table 7 - Non-Covered and Net Covered Loan Portfolio Volumes And Yields ($ in Millions)

	4Q 2011		1Q 2012		2Q 2012		3Q 2012		4Q 2012
	Average Balance	Yield	Average Balance	Yield	Average Balance	Yield	Average Balance	Yield	Average Balance	Yield
Non Covered Loans	$5,874	4.91%	$6,088	4.78%	$6,374	4.68%	$6,863	4.55%	$7,272	4.52%
FDIC Covered Loans	$1,351	16.14%	$1,293	15.97%	$1,219	16.66%	$1,154	18.88%	$1,112	17.53%
FDIC Indemnification Asset	593	-19.31%	574	-19.26%	508	-22.16%	449	-29.20%	411	-26.83%

Net Covered Loans	$1,944	5.33%	$1,867	5.14%	$1,727	5.23%	$1,603	5.42%	$1,523	5.55%

Table 8 - IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	December 31, 2012			September 30, 2012		December 31, 2011
	Interest	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	8,344	$433,164	7.70%	$418,925	7.80%	$492,262	7.01%
Commercial Loans (TE) (1)	94,168	6,101,343	6.13%	5,832,375	6.61%	5,235,122	7.22%
Consumer and Other Loans	29,219	1,849,711	6.28%	1,765,529	6.35%	1,497,229	6.29%

Total Loans	131,731	8,384,218	6.25%	8,016,829	6.61%	7,224,613	7.01%
Loss Share Receivable	(28,201)	411,328	-26.83%	448,746	-29.20%	592,985	-19.31%

Total Loans and Loss Share Receivable	103,530	8,795,546	4.70%	8,465,575	4.71%	7,817,598	5.02%
Mortgage Loans Held for Sale	1,571	212,432	2.96%	182,543	3.21%	131,787	3.21%
Investment Securities (TE) (1)(2)	8,933	1,896,092	2.09%	1,963,451	2.22%	1,985,826	2.57%
Other Earning Assets	745	486,544	0.61%	298,681	0.85%	385,158	0.68%

Total Earning Assets	114,779	11,390,614	4.06%	10,910,250	4.14%	10,320,369	4.36%
Allowance for Credit Losses		(196,634)		(180,798)		(167,433)
Nonearning Assets		1,498,685		1,453,102		1,432,249

Total Assets		$12,692,665		$12,182,554		$11,585,185

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities
Deposits:
NOW Accounts	1,899	$2,207,032	0.34%	$2,023,769	0.35%	$1,718,337	0.41%
Savings and Money Market Accounts	4,210	3,935,675	0.43%	3,701,947	0.46%	3,413,278	0.55%
Certificates of Deposit	5,100	2,244,876	0.90%	2,206,939	1.00%	2,665,935	1.38%

Total Interest-bearing Deposits	11,209	8,387,583	0.53%	7,932,655	0.58%	7,797,550	0.80%
Short-term Borrowings	143	271,266	0.21%	367,443	0.21%	223,263	0.27%
Long-term Debt	3,437	424,052	3.17%	438,828	3.10%	455,549	2.84%

Total Interest-bearing Liabilities	14,789	9,082,901	0.65%	8,738,926	0.69%	8,476,362	0.90%
Noninterest-bearing Demand Deposits		1,928,361		1,773,302		1,455,097
Noninterest-bearing Liabilities		147,842		150,988		173,188

Total Liabilities		11,159,104		10,663,216		10,104,647
Shareholders’ Equity		1,533,561		1,519,338		1,480,538

Total Liabilities and Shareholders’ Equity		$12,692,665		$12,182,554		$11,585,185

Net Interest Spread		$99,990	3.41%	$96,726	3.45%	$92,573	3.46%
Tax-equivalent Benefit		2,449	0.08%	2,417	0.09%	2,345	0.09%
Net Interest Income (TE) / Net Interest Margin (TE) (1)		$102,439	3.55%	$99,143	3.58%	$94,918	3.62%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

Table 9 - IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Year Ended
	December 31, 2012			December 31, 2011
	Interest	Average Balance	Average Yield/Rate (%)	Interest	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	33,254	$442,088	7.52%	38,379	$550,361	6.97%
Commercial Loans (TE) (1)	373,497	5,703,163	6.54%	306,089	4,787,680	6.41%
Consumer and Other Loans	107,192	1,700,427	6.30%	91,704	1,399,953	6.55%

Total Loans	513,943	7,845,678	6.54%	436,172	6,737,994	6.49%
Loss Share Receivable	(118,100)	485,270	-23.94%	(72,086)	648,248	-10.97%

Total Loans and Loss Share Receivable	395,843	8,330,948	4.77%	364,086	7,386,242	4.96%
Mortgage Loans Held for Sale	5,318	162,053	3.28%	3,479	81,304	4.28%
Investment Securities (TE) (1)(2)	41,266	1,959,754	2.31%	50,716	2,036,071	2.65%
Other Earning Assets	2,773	379,660	0.73%	2,046	277,152	0.74%

Total Earning Assets	445,200	10,832,415	4.16%	420,327	9,780,769	4.35%
Allowance for Credit Losses		(184,127)			(155,851)
Nonearning Assets		1,448,684			1,265,272

Total Assets		$12,096,972			$10,890,190

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities
Deposits:
NOW Accounts	7,475	$2,035,544	0.37%	7,579	$1,554,368	0.49%
Savings and Money Market Accounts	17,034	3,661,697	0.47%	21,991	3,186,508	0.69%
Certificates of Deposit	24,855	2,302,081	1.08%	40,984	2,699,279	1.52%

Total Interest-bearing Deposits	49,364	7,999,322	0.62%	70,554	7,440,155	0.95%
Short-term Borrowings	650	284,201	0.22%	577	220,146	0.26%
Long-term Debt	13,436	431,133	3.07%	10,938	440,077	2.45%

Total Interest-bearing Liabilities	63,450	8,714,656	0.73%	82,069	8,100,378	1.01%
Noninterest-bearing Demand Deposits		1,718,849			1,205,697
Noninterest-bearing Liabilities		149,950			161,859

Total Liabilities		10,583,455			9,467,934
Shareholders’ Equity		1,513,517			1,422,256

Total Liabilities and Shareholders’ Equity		$12,096,972			$10,890,190

Net Interest Spread		$381,750	3.43%		$338,258	3.34%
Tax-equivalent Benefit		9,659	0.09%		8,178	0.09%
Net Interest Income (TE) / Net Interest Margin (TE) (1)		$391,409	3.58%		$346,436	3.51%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

Table 10 - IBERIABANK CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(dollars in thousands, except per share data)

	For The Quarter Ended
	December 31, 2012	September 30, 2012	December 31, 2011
Net Interest Income (GAAP)	$99,990	$96,726	$92,573
Effect of Tax Benefit on Interest Income	2,449	2,417	2,345

Net Interest Income (TE) (Non-GAAP) (1)	102,439	99,143	94,918

Noninterest Income (GAAP)	50,354	46,553	35,455
Effect of Tax Benefit on Noninterest Income	489	493	484

Noninterest Income (TE) (Non-GAAP) (1)	50,843	47,046	35,939

Taxable Equivalent Revenues (Non-GAAP) (1)	153,282	146,189	130,857

Securities Losses (Gains)	4	(41)	(793)
Other noninterest income	(2,196)	—	—

Taxable Equivalent Operating Revenues (Non-GAAP) (1)	$151,090	$146,148	$130,064

Total Noninterest Expense (GAAP)	$113,441	$109,848	$99,726
Less Intangible Amortization Expense	(1,285)	(1,287)	(1,384)

Tangible Noninterest Expense (Non-GAAP) (2)	112,156	108,561	98,342

Merger-related expenses	1,183	2,985	4,055
Severance expenses	370	712	206
Occupancy expenses and branch closure expenses	711	284	—
Professsional expenses and litigation settlements	339	574	193

Tangible Operating Noninterest Expense (Non-GAAP) (2)	$109,553	$104,006	$93,888

Return on Average Common Equity (GAAP)	6.02%	5.56%	4.65%
Effect of Intangibles (2)	2.60%	2.35%	2.07%
Effect of Non Operating Revenues and Expenses	0.09%	1.05%	0.89%

Operating Return on Average Tangible Common Equity (Non-GAAP) (2)	8.71%	8.96%	7.61%

Efficiency Ratio (GAAP)	75.5%	76.7%	77.9%
Effect of Tax Benefit Related to Tax Exempt Income	(1.5%)	(1.6%)	(1.7%)

Operating Efficiency Ratio (TE) (Non-GAAP) (1)	74.0%	75.1%	76.2%
Effect of Amortization of Intangibles	(0.8%)	(0.8%)	(0.9%)
Effect of Non Operating Revenues and Expenses	(0.7%)	(3.1%)	(3.1%)

Tangible Operating Efficiency Ratio (TE) (Non-GAAP) (1) (2)	72.5%	71.2%	72.2%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.

Table 11 - IBERIABANK CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1)

(dollars in thousands)

	For The Quarter Ended
	December 31, 2012			September 30, 2012			December 31, 2011
	Dollar Amount			Dollar Amount			Dollar Amount
	Pre-tax	After-tax	Per share	Pre-tax	After-tax	Per share	Pre-tax	After-tax	Per share
Net Income (GAAP)	$32,037	$23,208	$0.79	$29,378	$21,234	$0.73	$24,024	$17,357	$0.59
Merger-related expenses	1,183	769	0.03	2,985	1,940	0.07	4,055	2,636	0.09
Severance expenses	370	241	0.01	712	463	0.02	206	134	0.00
Occupancy expenses and branch closure expenses	711	462	0.02	284	185	0.01	—	—	—
Professsional expenses and litigation settlements	339	220	0.01	574	373	0.01	193	125	0.00
Other noninterest income	(2,196)	(1,427)	(0.05)	—	—	—	—	—	—
Loss (Gain) on sale of investments	4	3	—	(41)	(27)	(0.00)	(793)	(515)	(0.02)

Operating earnings (Non-GAAP)	32,448	23,476	0.80	33,892	24,168	0.83	27,685	19,737	0.67
Covered and acquired impaired loan provision for credit losses	4,504	2,928	0.10	2,318	1,507	0.05	1,659	1,078	0.04
Other provision for credit losses	362	235	0.01	1,735	1,128	0.04	2,620	1,703	0.06

Pre-provision operating earnings (Non-GAAP)	$37,314	$26,639	$0.91	$37,945	$26,802	$0.92	$31,964	$22,518	$0.77

(1)	Per share amounts may not appear to foot due to rounding